Exhibit 99.(k)(2)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of May 30, 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each fund listed on Schedule A attached hereto, as may be amended from time to time (each, a “Fund”). All references in this Agreement to a “Fund” are to each of the funds listed on Schedule A, including its respective subsidiary, individually, as if this Agreement were between the relevant individual Fund and the Administrator.

WHEREAS, each Fund is a non-diversified, closed-end management investment company ( that is operated as an interval fund under the Investment Company Act of 1940, as amended (the “1940 Act”) and is or intends to be registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act (each, an “Interval Fund”), or a wholly-owned subsidiary thereof (each, an “SPV”); and

WHEREAS, each Fund desires to retain the Administrator to furnish certain administrative services to the Fund, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.             Appointment of Administrator

Each Fund hereby appoints the Administrator to act as administrator to such Fund for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

In the event that one or more additional funds sponsored or advised by the investment adviser to a Fund or an affiliate of the investment adviser to a Fund are established that wish to retain the Administrator to act as administrator under the terms hereof, such fund shall notify the Administrator in writing. Upon written acceptance by the Administrator, such fund shall become subject to the provisions of this Agreement as a “Fund” to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Fund and the Administrator at the time of the addition of such Fund.

2.             Delivery of Documents

Each Fund will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Fund’s Declaration of Trust and By-laws with respect to each Fund that is an Interval Fund, or such other applicable constituent documents with respect to each Fund that is an SPV (“Governing Documents”);

b.	The Fund’s Registration Statement under the 1933 Act and the 1940 Act, which will be effective before the Fund will issue shares, and all amendments and supplements thereto as in effect from time to time, as applicable;

c.	Copies of the resolutions of the Board of Trustees of the Fund (the “Board”) certified by the Fund’s Secretary authorizing (1) the Fund to enter into this Agreement and (2) certain individuals on behalf of the Fund to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Fund and its investment adviser; and

e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	Representations and Warranties of the Administrator

The Administrator represents and warrants to each Fund that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts and to provide the services contemplated hereunder;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation, rule, order or judgment applicable to it.

g.	The Administrator shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided.

4.             Representations and Warranties of the Fund

A.	Each Fund that is an Interval Fund represents and warrants to the Administrator that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of the State of Delaware;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.	A Registration Statement under the 1933 Act and 1940 Act is or will become effective before the Fund will issue shares and will remain effective during the term of this Agreement. The Fund also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Fund offers or sells its shares will be made before shares are issued in any jurisdiction;

B.	Each Fund that is an SPV represents and warrants to the Administrator that:

a.	The SPV (i) is not, and throughout the term of this Agreement will not, be required to be registered as an “investment company” under the 1940 Act, as amended from time to time, (ii) is relying on one or more exemptions from registration of its shares of beneficial interest under the Securities Act of 1933, as amended, and (iii) will continue to rely on each of such exclusions and exemptions throughout the term of this Agreement.

b.	The SPV is a wholly-owned investment vehicle of the corresponding Interval Fund set forth on Appendix A hereto.

c.	The SPV is duly organized and validly existing under the laws of its domicile, and it is in compliance with all laws, rules, and regulations having application to its business, properties, and assets the violation of which could materially adversely affect the SPV’s performance of its obligations under this Agreement.

C.	Each Fund represents and warrants to the Administrator that:

a.	No legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

b.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it; and

c.	The Fund will be authorized to issue shares of beneficial interest before the Fund will issue such shares;

d.	Where information provided by the Fund or the Fund’s shareholders includes information about an identifiable individual (“Personal Information”), the Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Administrator, and as required for the Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Fund acknowledges that the Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States, in accordance with applicable law and in the manner permitted in this Agreement, and that information relating to the Fund, including Personal Information, may be accessed by national security authorities, law enforcement and the courts.

5.             Administration Services

The Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of a Fund and, in each case where appropriate, the review and comment by a Fund’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between a Fund and the Administrator.

The Administrator shall perform such other services for a Fund that are mutually agreed to by the parties from time to time, for which a Fund will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

Subject to Section 6 and at no additional cost to the Fund, the Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.             Compensation of Administrator; Expense Reimbursement; Fund Expenses

The Administrator shall receive from a Fund such compensation and expense reimbursement for the services as set forth in a separate fee schedule signed by the parties (the “Fee Schedule”). The Fee Schedule may only be amended upon the mutual written agreement of the Administrator and a Fund. The fees shall be due and payable as set forth in the Fee Schedule, except for any fee that a Fund disputes in good faith, provided that both parties will work diligently and in good faith to effect an expeditious resolution of the dispute (“Good Faith Dispute”). A Good Faith Dispute will be deemed to exist only if (1) a Fund has given written notice of the dispute to Administrator promptly after receiving the invoice and (2) the notice explains a Fund’s position in reasonable detail. A Good Faith Dispute will not exist as to an invoice in its entirety merely because certain amounts on the invoice have been disputed.

Each Fund will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. For the avoidance of doubt, Fund expenses not assumed by the Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CEN, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Administrator under this Agreement); cost of any services contracted for by a Fund directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for a Fund; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of a Fund; costs of Preparation, printing, distribution and mailing, as applicable, of a Fund’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Fund’s tax returns, Form N-1A, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP and Form N-CEN, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund (s)’ net asset value.

7.             Instructions and Advice

At any time, the Administrator may apply to any officer of a Fund or his or her designee for instructions or the independent accountants for a Fund, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall be entitled to rely on and may act upon advice of counsel on matters arising in connection with its duties hereunder

The Administrator shall not be liable, and shall be indemnified by the Fund, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from a Fund(s). Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

8.             Standard of Care; Limitation of Liability and Indemnification

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers other than Delegates (as defined in Section 14 below) of the Administrator. The Administrator shall, at all times, act in good faith and without willful misconduct or negligence in performing the services contemplated hereunder. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Fund insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for the Fund by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Fund. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence or willful misconduct of the Administrator, its officers or employees. Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, unless otherwise agreed, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Fund including, but not limited to, any liability relating to qualification of the Fund as a regulated investment company or any liability relating to the Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event (s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026, shall be the date of this Agreement through December 31, 2026, calculated on an annualized basis. The foregoing provisions on the annual cumulative liability shall not apply if such liability arises from or is caused by the Administrator’s willful misconduct or gross negligence.

Provided the Administrator has maintained a business continuity and disaster recovery plan, the Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Fund shall indemnify and hold the Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Fund or upon reasonable reliance on information or records given or made by the Fund or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, willful misconduct, fraud or reckless disregard.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.             Confidentiality

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management in accordance with law, rule or regulation applicable to the Receiving Party. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

Upon termination of this Agreement, each party shall return to the other party or, at the option of the other party, destroy, all confidential information of the other party that such party or its agents may then possess or have under its control. Notwithstanding the foregoing, each party may retain copies of the other party’s confidential information to the extent required for regulatory compliance or audit purposes, to comply with applicable laws and/or regulations or for the purpose of maintaining appropriate business records subject to observance of its confidentiality obligations hereunder.

10.           Use of Data

(a)          In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Fund and the Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)          Nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Administrator and its Affiliates under this Agreement and applicable law. The Administrator shall cause any Affiliate, agent or service provider to which it has disclosed client data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

(c)          In no event will the Administrator allow representatives of its asset management or index divisions or Affiliates engaged in asset management or indices to have access to or to use Confidential Information of the Client, including client data

11.           Compliance with Governmental Rules and Regulations; Records

The Fund assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator will materially comply with all laws applicable to the Administrator and all rules and regulations of governmental authorities having jurisdiction over the Administrator (collectively, the “Laws and Regulations”), to the extent such Laws and Regulations are directly applicable to Administrator and the services performed by Administrator hereunder.

The Administrator shall act in good faith to implement such changes to the services contemplated herein as may be reasonably necessary to comply with changes in laws or regulations directly applicable to the Administrator in providing the services that become effective after the effective date of this Agreement; provided, however, that prior to making any such change to the services, the Fund and the Administrator shall negotiate in good faith any increase in fees payable to the Administrator. If the Fund notifies the Administrator in writing of changes in laws or regulations applicable to the Fund, the Fund and Administrator shall negotiate in good faith any changes to the services (including the fees and expenses payable hereunder) necessary to support the Fund’s compliance with those laws or regulations. The Fund and the Administrator shall, if practicable, work in good faith to have any changes in the services (including the fees and expenses payable hereunder) necessitated by changes in laws or regulations in place before the changes in law or regulations become effective.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Fund pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Administrator. In the event that the Administrator is requested or authorized by the Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Fund by state or federal regulatory agencies, to produce the records of the Fund or the Administrator’s personnel as witnesses or deponents, the Fund agrees to pay the Administrator for the Administrator’s reasonable time and expenses, as well as the reasonable fees and expenses of the Administrator’s counsel incurred in such production.

12.           Services Not Exclusive

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by a Fund from time to time, have no authority to act or represent a Fund in any way or otherwise be deemed an agent of a Fund.

13.           Effective Period and Termination

a.            This Agreement shall remain in full force and effect for an initial term ending December 31, 2028 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be, or unless and until terminated as set forth herein.

b.           This Agreement may be terminated (i) at any time after the expiration of the Initial Term, without cause, by provision of a written notice of termination to the other Party at least 120 days prior to the termination date, or (ii) at any time, (A) by mutual written agreement of the Parties, or (B) for “cause,” as defined below and following any applicable notice and opportunity to remedy requirements under that definition. For purposes of this Section 13, “cause” shall mean (i) a material breach (including non-payment of fees or expenses by a Fund other than by reason of a Good Faith Dispute) of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching Party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the Party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case against the other Party under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.

c.            Upon termination of this Agreement:

(1)	Each Fund shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination; and

(2)	the Administrator shall reasonably cooperate with the service provider designated by the Fund in the transfer of the terminated Services to such other service provider in order to facilitate the transfer of the Services to such other service provider.

d.            The assistance provided by the Administrator under Section 13(c)(2) will be provided at the Fund’s sole expense, unless this Agreement is terminated: (i) by mutual written agreement of the Parties pursuant to Section 13(b)(ii)(A), whereby the Parties will cooperate in good faith to agree to reasonable apportionment of the costs of termination expenses; or (ii) by the Administrator pursuant to Section 13(b)(i) or by the Fund pursuant to Section 13(b)(ii)(B), in which case the reasonable costs of such assistance provided by the Administrator shall be provided at Administrator’s sole expense.

e.            This Agreement may be modified or amended from time to time by mutual written agreement of the Parties hereto.

f.             Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Fund.

14.           Delegation

a.,	The Administrator shall have the right, without the consent or approval of the Fund, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein other than services required by applicable law to be performed by the Administrator (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Fund. The Administrator shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Administrator had provided such services and committed such acts and omissions itself. Unless otherwise agreed in a Fee Schedule, the Administrator shall be responsible for the compensation of its Delegates.

b.	The Administrator will provide the Fund with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Administrator that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Fund may reasonably request from time to time.

c.	Nothing in this Section 14 shall limit or restrict the Administrator’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

15.           Interpretive and Additional Provisions

In connection with the operation of this Agreement, the Administrator and the Fund, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Fund’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.           Notices

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Fund:

c/o Calamos Advisors LLC

2020 Calamos Court

Naperville, IL 60563

Attention: Legal Department (legalnotices@calamos.com)

If to the Administrator:

State Street Bank and Trust Company

One Congress Street, Suite 1

Boston, MA 02114

Attention:

Telephone:

Telecopy:

with a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114-2016

Attention: Senior Vice President and Senior Managing Counsel

17.           Amendment

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.           Assignment

This Agreement may not be assigned by any Party hereto without the prior consent in writing of the other Parties, except that the a Party may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with such Party.

19.           Successors

This Agreement shall be binding on and shall inure to the benefit of the Fund and the Administrator and their respective successors and permitted assigns.

20.           Data Protection

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Fund’s shareholders, employees, directors and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

The Administrator will at all times maintain a business contingency plan and a disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans. The Administrator will implement such plans following the occurrence of an event which results in an interruption or suspension of the services to be provided by the Administrator.

21.           Entire Agreement

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.           Waiver

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.           Severability

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.           Governing Law

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.           Reproduction of Documents

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.           Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE ENTITIES SET FORTH ON SCHEDULE A HERETO

By:	/s/ Stephen M. Atkins

Name:	Stephen M. Atkins

Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael A. Foutes

Name:	Michael A. Foutes

Title:	Senior Managing Director

ADMINISTRATION AGREEMENT

SCHEDULE A
 Listing of Fund(s)

Fund Name	Fund Type	Service Schedule
Calamos Aksia Private Equity and Alternatives Fund	Interval Fund	Schedules B1, B3, B6 and B7
Calamos Aksia Private Equity Sub 1 LLC	SPV	Schedule B7
Calamos Aksia Private Equity Sub 2 Splitter LLC	SPV	Schedule B7

State Street: Select Classification Level

A-1

ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.              Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.            RESERVED

III.           Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.           RESERVED

V.            RESERVED

VI.           N-PORT Services as described in Schedule B6 attached hereto; and

VII.          Fund Accounting Services as described in Schedule B7 attached hereto.

State Street: Select Classification Level

Schedule B1

Fund Administration Treasury Services

a.	Prepare for the review by designated officer(s) of the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.	Prepare for the review by designated officer(s) of the Trust financial information required by Form N-2, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

a.	Prepare for the review by designated officer(s) of the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

b.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Trust as well as preparation of Board compliance materials;

c.	Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Trust management;

d.	Prepare and disseminate vendor survey information;

e.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

f.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator; and

g.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

State Street: Select Classification Level

B1-1

SCHEDULE B3

Fund Administration Legal Services

a.             Prepare minutes for quarterly Board of Trustees and committee meetings

State Street: Select Classification Level

B3-1

SCHEDULE B6

Fund Administration Form N-PORT (the “Form N-PORT Services”) and Form N-CEN
(the “Form N-CEN Services”) Support Services (collectively, the “Form N-PORT and
Form N-CEN Support Services”) (collectively, with the Form N-PORT and Form N-CEN
Support Services, and for purposes of this Schedule B6, the “Services”)

(a)           Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

•	Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), the Administrator will use required data, documentation, assumptions, information and assistance from the Trust, the Administrator’s internal systems and, in the case of Trusts not administered by the Administrator or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

•	Each Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

•	Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of each Trust, the Administrator will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN and (ii) electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each portfolio (the “Portfolio”) of the Trust(s) as set forth in the attached Annex 1, which shall be executed by the Administrator and the Trust(s). The Form N-CEN Services will be provided to each Trust as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)           Quarterly Portfolio of Investments Services:

•	Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, the Administrator will use such Required Data from the Trust, the Administrator’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

B6-1

•	Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of each Trust, the Administrator will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

Trust Duties, Representations and Covenants in Connection with (i) Form N-PORT and Form N-CEN Support Services and (ii) Quarterly Portfolio of Investments Services.

The provision of the Services to each Trust by the Administrator is subject to the following terms and conditions:

1.            The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by the Administrator or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by the Administrator (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). The Administrator’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between the Administrator or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify the Administrator’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services by the Administrator, the Trust acknowledges and agrees that it will be responsible for providing the Administrator with any information requested by the Administrator, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to the Administrator, in formats compatible with Administrator-provided data templates including, without limitation, Required Data and the information and assumptions required by the Administrator in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by the Administrator, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by the Administrator for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to the Administrator (or any of its affiliates) in its capacity as administrator to one or more Trusts, the Administrator and the Trust will agree on the scope of the information to be extracted from the Administrator’s or any of its affiliate’s systems for purposes of the Administrator’s provision of Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, subject to the discretion of the Administrator, and the Administrator is hereby expressly authorized to use any such information as necessary in connection with providing the Form N-PORT and Form N-CEN Support Services and Quarterly Portfolio of Investments Services, hereunder; and

State Street: Select Classification Level

B6-2

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for the Administrator to provide the Services.

The following are examples of certain types of information that each Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and each Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN

•	SEC filing classification of the Trust (i.e., small or large filer);

•	Identification of any data sourced from third parties;

•	Identification of any securities reported as Miscellaneous; and

•	Any Explanatory Notes included in N-PORT Section E.

2.            Each Trust acknowledges that it has provided to the Administrator all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and that it has approved all material assumptions used by the Administrator in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying the Administrator of any changes in any such material assumptions previously notified to the Administrator by the Trust or otherwise previously approved by the Trust in connection with the Administrator’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and Quarterly Portfolio of Investments Services, and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

•	Investment classification of positions;

•	Assumptions necessary in converting data extracts;

•	General operational and process assumptions used by the Administrator in performing the Services; and

B6-3

•	Assumptions specific to the Trust.

Each Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or the Administrator on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

3.            Each Trust acknowledges and agrees on the following matters:

(A)         Each Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of the Administrator or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including the Administrator, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)          Each Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and the Administrator is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, the Administrator makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and the Administrator has no obligation of compliance with respect thereto.

(C)          Each Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by the Administrator in connection with the Services and provided by the Administrator to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with the Administrator. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

State Street: Select Classification Level

B6-4

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)         The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)          The Services, the Materials and all confidential information of the Administrator (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of the Administrator. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or the Administrator’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to the Administrator any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or the Administrator’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with the Administrator (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)          The Administrator may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

B6-5

ANNEX I

Calamos Aksia Private Equity and Alternatives Fund

Further to the Administration Agreement dated as of June __, 2025 between Calamos Aksia Private Equity and Alternatives Fund (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services
Calamos Aksia Private Equity and Alternatives Fund	Service Type Standard N-PORT and N-CEN Reporting Solution (Data and Filing)
Calamos Aksia Private Equity and Alternatives Fund

Form N-CEN Services
Calamos Aksia Private Equity and Alternatives Fund

State Street: Select Classification Level

B6-6

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

Calamos Aksia Private Equity and Alternatives Fund		STATE STREET BANK AND TRUST COMPANY

By:	/s/ Daniel Bourke	By:	/s/ Scott Shirrell
	Name: Daniel Bourke		Name: Scott Shirrell
	Title: Assistant Treasuer		Title: Managing Director
	Address: Chicago, IL		Address:	1 Congress St
Boston MA 02114
	Date: June 5, 2025		Date: June 5, 2025

B6-7

SCHEDULE B7

Fund Accounting Services

Core Services
•	Maintain daily market value of assets in each Fund, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Trust.

•	Calculate daily market value of assets in each Fund, using the Authorized Data Sources and in accordance with the methodologies and tolerance checks agreed with the Trust.

•	Notify the Fund of any securities that cannot be priced in accordance with the agreed methodology and Authorized Price Sources whenever any security cannot be priced for the period agreed with the Trust (e.g. 5 consecutive days).

•	Record the accrual of income to be received by each Fund and the receipt of all income by each Fund.

•	Amortize the fixed income assets for each Fund in accordance with the amortization methodology agreed with the Fund.

•	Accrue expenses for each Fund in accordance with methodology agreed with the Fund, including accruals for tax provisions and management / performance fees and fees for all other service providers (as relevant).

•	Review any significant differences between accruals and payments.

•	Record investment transactions (e.g. purchases, sales and transfers) for each Fund as notified by the Fund or its investment manager/other agents (including transactions in derivatives, foreign currencies and unlisted pooled funds, as relevant).

•	Record capital activity as required for each Fund.

•	Record the impact of corporate actions on the securities in each Fund, using information received from the Fund, its custodian/broker and/or standard commercial services.

•	Calculate the daily net asset value of each Fund and net asset value per share or unit of ownership (as applicable) of each Fund in accordance with the valuation methodology agreed with the Fund / in the Governing Documents.

•	Publish/distribute NAV information as agreed with the Trust.

•	Perform agreed reconciliations of the accounting books and records to the records maintained by the investment manager or the Fund’s other service providers and counterparties (e.g., custodians, prime brokers, investment managers, banks etc.) at the frequency agreed with the Fund.

State Street: Select Classification Level

B6-8

Core Services
•	Work with relevant third party and/or the Fund to resolve any identified exceptions.

•	Record value of derivatives for each Fund in the accounting books and records from Authorized Data Sources and reconcile the derivatives so recorded to the positions reported by brokers/counterparties

•	If applicable, calculate and record initial margin and variation margin in the accounting books and records and reconcile to initial margin and variation margin reported by brokers/counterparties.

B6-9

ACCESSION

ADMINISTRATION AGREEMENT

To:	State Street Bank and Trust Company (“State Street”), as Administrator pursuant to that certain Administration Agreement made as of May 30, 2025, by and among State Street and those entities listed on Schedule A thereto, (as amended, restated, and/or modified from time to time, the “Agreement”).

From:	Calamos Aksia Hedged Strategies Fund (the “New Fund”)

Date:	August 14, 2025

1.	In accordance with Section 1 of the Agreement, the undersigned New Fund hereby requests that State Street act as a Administrator for such New Fund under the terms of the Agreement and effective as of the date hereof. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2.	In connection with such request, the undersigned New Fund hereby agrees to be bound by the terms of the Agreement in all respects as a “Fund” thereunder and further confirms as true and correct, as of the date hereof, its representations and warranties set forth in Sections 4 of the Agreement.

Vehicle Name	Domicile
Calamos Aksia Hedged Strategies Fund	Delaware

3.	Solely with respect to the New Fund, Annex I of the Administration Agreement is hereby amended and restated to reflect the services applicable to the New Fund.

4.	This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same letter agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

[Remainder of page is blank.]

Information Classification: Limited Access

Please indicate your acceptance of the foregoing by executing this letter agreement, returning one to the New Fund and retaining one for your records.

CALAMOS AKSIA HEDGED STRATEGIES FUND

		By:	/s/ Stephen Atkins
		Name:	Stephen Atkins
		Title:	Treasurer

Agreed and Accepted:

State Street Bank and Trust Company

By:	/s/ Paul Fitzgibbon
Name:	Paul Fitzgibbon
Title:	Vice President

Information Classification: Limited Access

ANNEX I

Calamos Aksia Private Equity and Alternatives Fund

Further to the Administration Agreement dated as of August 14, 2025 between Calamos Aksia Hedged Strategies Fund (the “Trust”) and State Street Bank and Trust Company (the “Administrator”), the Trust and the Administrator mutually agree to update this Annex 1 by adding/removing Funds as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services
Calamos Aksia Private Equity and Alternatives Fund	Service Type Standard NPORT and NCEN Reporting Solution (Data and Filing)
Calamos Aksia Hedged Strategies Fund

Form N-CEN Services

Calamos Aksia Hedged Strategies Fund

Information Classification: Limited Access